Exhibit 10.24.6

JANUS HENDERSON GROUP PLC DEFERRED INCENTIVE AWARD

MATCHING RSU – DIP AWARD AGREEMENT

The Company grants to <Participant Name> (the “Grantee”), effective as of <Purchase Date> (the “Grant Date”), a Matching Restricted Share Unit Award (the “DIP Award”) as described below, subject to the terms and conditions set forth in this DIP Award Agreement, the Company’s Third Amended and Restated 2010 Deferred Incentive Plan, as may be amended or amended and restated from time to time (the “Company Plan”), and any applicable laws (including any applicable securities laws), government regulations, stock exchange listing requirements or Company policies in effect from time to time applicable to the DIP Award and the underlying Shares, including those regarding the deferral of the DIP Award, the Personal Code of Ethics, the Share Trading Policy and the Market Conduct Policy. The Grantee must accept the DIP Award, including all of the applicable terms and conditions, by <Date> or such later date determined by the Committee, or it will lapse.  Capitalized terms used but not defined in this DIP Award Agreement have the meaning specified in the Company Plan. The Company Plan and the method of accepting the DIP Award may be accessed at the site on which the Grantee accesses information related to the Grantee’s participation in the Company Plan.

1.         Grant of Matching Restricted Share Unit Award.

Subject to the provisions of this DIP Award Agreement and the Company Plan, the Company hereby grants to the Grantee the number of Share Units identified in the table below, representing the same number of Shares.

Matching Restricted Share Unit Award
Number of Share Units Granted:	<Quantity Granted>

The DIP Award is granted in respect of Shares purchased by the Grantee on [DATE] (the “Purchase Date”) pursuant to the Company’s Third Amended and Restated Employee Stock Purchase Plan (the “Company ESPP”), as may be amended from time to time  (such purchased Shares  (up to a $630 quarterly limit in payroll contributions under the Company ESPP),  the “Purchased Shares”), which may not be sold, transferred or otherwise disposed of by the Grantee until the first anniversary of the Purchase Date unless otherwise provided in this DIP Award Agreement.

2.         Vesting.

Except as otherwise provided herein, the DIP Award will become vested and no longer subject to restriction on the first anniversary of the Grant Date (the “Vesting Date”), provided that the Grantee has not experienced a Termination of Affiliation prior to the Vesting Date.  Notwithstanding the foregoing, in the event that the Vesting Date occurs on a day when the New York Stock Exchange is closed, then the Vesting Date will occur on the next business day.

3.         Termination of Affiliation.

a.               Except as otherwise provided herein, in the event that the Grantee has a Termination of Affiliation, any unvested portion of the DIP Award and the Grantee’s rights hereunder shall be terminated, cancelled and forfeited effective immediately upon such Termination of Affiliation.

b.               Notwithstanding the provisions of Sections 2 and 3(a) above, if the Grantee has a Termination of Affiliation due to Retirement (as defined below), death or Disability or if the Grantee has a Termination of Affiliation by the Company or a Subsidiary (as appropriate) without Cause, then the DIP Award shall vest in full and be settled as soon as practicable following such Termination of Affiliation and all restrictions on selling the Purchased Shares shall lapse as of such Termination of Affiliation.  “Retirement” shall mean a Grantee’s Termination of Affiliation following (i) having both attained age fifty-five (55) and completed at least ten (10) years of service with the Company or a Subsidiary, or (ii) having attained age sixty (60).

c.               In accordance with the Company Plan,  the Committee may, in its sole discretion, accelerate the vesting of all or a portion of the DIP Award or waive any or all of the terms and conditions applicable to this DIP Award Agreement.  This DIP Award Agreement does not supersede, or otherwise amend or affect any other DIP awards, agreements, rights or restrictions that may exist between the parties.

4.         Issuance of Shares.

Subject to Section 6(b) of this DIP Award Agreement (pertaining to Section 409A of the Code) and Section 14.1 of the Company Plan (pertaining to the withholding of taxes), as soon as practicable after the date any Share Units become vested, but in no case later than 60 days following the date on which such Share Units become vested, the Company shall issue to the Grantee one or more share certificates or otherwise transfer Shares with respect to the Share Units vesting (or shall take other appropriate steps to reflect the Grantee's unrestricted ownership of all or a portion of the vested Share Units that are subject to this DIP Award Agreement).

5.         Rights as a Shareholder.

The Grantee shall have no rights as a shareholder unless and until the Grantee has become the holder of record of Shares following payment in Common Stock upon the vesting of Share Units; provided, that, the Grantee shall be eligible to receive an amount in cash equal to any distributions or dividends, or equivalent or related payments (“Dividends”) (to the extent that such Dividends have a record date that is on or after the date the Share Units have been credited to the Grantee) that would have been paid to the Grantee with respect to any then-unvested Share Units if the Grantee had been the holder of record of Shares subject to such unvested Share Units as of the record date of such Dividends, which amount shall be paid following the vesting of such Share Units and on the date the Shares subject to such Share Units are delivered. No interest or other earnings will be credited to the Grantee with respect to such Dividends.  In the event that any Share Units are forfeited, cancelled or otherwise do not become vested in accordance with the terms of this Agreement, then all Dividends in respect of such Share Units shall be immediately forfeited.

6.         Miscellaneous.

a.    Other Restrictions.  Notwithstanding any other provision of the Company Plan or this DIP Award Agreement, the Company will not be required to issue, and the Grantee may not sell, assign, transfer or otherwise dispose of, any Shares received as payment of the Share Units, unless (i) there is in effect with respect to the Shares received as payment for the Share Units a registration statement under the United States Securities Act of 1933, as amended, and any applicable state or foreign securities laws or an exemption from such registration, and (ii) there has been obtained any other consent, approval or permit from any other regulatory body which the Committee, in its sole discretion, deems necessary or advisable.  The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Common Stock received as payment of Share Units, as may be deemed necessary or advisable by the Company in order to comply with such securities laws or other restrictions.

b.   Section 409A; Six-Month Delay.  Section 6(b) of this DIP Award Agreement will apply to a Grantee who, either at the Grant Date or at any time subsequent to the Grant Date, is subject to United States income taxes. The intent of the parties is that payments and benefits under the DIP Award made to the Grantee comply with Section 409A of the Code and, accordingly, to the maximum extent permitted, the DIP Award shall be interpreted and administered to be in compliance with Section 409A of the Code. Notwithstanding anything contained herein to the contrary, and to the extent applicable, the Grantee shall not be considered to have experienced a Termination of Affiliation for the purposes of Section 3 of this DIP Award Agreement unless the Grantee would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under the DIP Award shall be construed as a separate identified payment for the purposes of Section 409A of the Code, and any payments under the DIP Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing, and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided under the DIP Award during the six-month period immediately following the Grantee’s “separation from service” (within the meaning of Section 409A of the Code) shall instead be paid on the first business day after the date that is six months following the Grantee’s “separation from service” (or death, if earlier).

c.    Notices.  Any notice to be given to the Company shall be addressed to the Company at its principal office, in care of its Assistant Corporate Secretary, or, if by electronic mail, to the email address of the Assistant Corporate Secretary. Any notice to be given to the Grantee shall be addressed to the Grantee at the address, or if by electronic email, the email address, listed in the Company’s records. By a notice given pursuant to this section, either party may designate a different address for notices. Any notice to be given hereunder shall be in writing and shall be deemed to have been given (i) on the date of transmission if sent by telecopy or by electronic mail or (ii) if not by electronic transmission, when actually delivered; when deposited in the national mail, postage prepaid and properly addressed to the Grantee; or when delivered by overnight courier.

d.   Binding Effect.  Except as otherwise provided hereunder, this DIP Award Agreement shall be binding upon the heirs, executors or successors of the parties to this DIP Award Agreement, including all rights and obligations.

e.    Laws Applicable to Construction.  The interpretation, performance and enforcement of this DIP Award Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this DIP Award Agreement, the Share Units are subject to the terms and conditions of the Company Plan, which is hereby incorporated by reference.

f.    Severability.  The invalidity or unenforceability of any provision of this DIP Award Agreement shall not affect the validity or enforceability of any other provision of this DIP Award Agreement.

g.   Conflicts and Interpretation.  In the event of any conflict between this DIP Award Agreement and the Company Plan, the Company Plan shall take precedence. In the event of any ambiguity in this DIP Award Agreement, or any matters as to which this DIP Award Agreement is silent, the Company Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Company Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Company Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Company Plan.

h.   Amendment.  Except as otherwise provided for in this DIP Award Agreement, this DIP Award Agreement may not be modified, amended or waived except by an instrument in writing approved by both parties hereto or approved by the Committee; provided that the consent of the Grantee shall not be required for any amendment which (i) does not adversely affect the rights of the Grantee, or (ii) is necessary or advisable (as determined by the Committee) to carry out the purpose of the DIP Award as a result of any new or change in existing applicable law. The waiver by either party of compliance with any provision of this DIP Award Agreement shall not operate or be construed as a waiver of any other provision of this DIP Award Agreement, or of any subsequent breach by such party of a provision of this DIP Award Agreement. Notwithstanding anything to the contrary contained in the Company Plan or in this DIP Award Agreement, to the extent that the Company determines that the Share Units are subject to Section 409A of the Code and fail to comply with the requirements of Section 409A of the Code, the Company reserves the right to amend, restructure, terminate or replace the Share Units in order to cause the Share Units to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

i.    Headings.  The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this DIP Award Agreement.

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